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                                                                      EXHIBIT 11

                       LORAL SPACE & COMMUNICATIONS LTD.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                          ---------------------
                                                                          MARCH 31,    JUNE 30,
                                                                            1997         1996
                                                                          ---------    --------
Primary:
     Weighted average common shares outstanding during the period........   191,092     181,473
     Assumed conversion of Series A Convertible Preferred Stock..........    45,897      34,801
     Dilutive effect of stock options....................................         *       1,198
                                                                           --------    --------
                                                                            236,989     217,472
                                                                           ========    ========
     Net income (loss)................................................... $    (406)   $  1,301
                                                                           ========    ========
Primary earnings per share............................................... $    0.00    $   0.01
                                                                           ========    ========
Fully Diluted:
     Weighted shares - primary...........................................   236,989     217,472
     Incremental increase to dilutive effect of stock options............        **          --
     Weighted shares issuable upon conversion of Convertible Preferred
      Equivalent Obligations.............................................        **          --
                                                                           --------    --------
                                                                            236,989     217,472
                                                                           ========    ========
Earnings:
     Net income (loss)................................................... $    (406)   $  1,301
     Interest expense on Convertible Preferred Equivalent Obligations,
      net of tax.........................................................        **          --
                                                                           --------    --------
                                                                          $    (406)   $  1,301
                                                                           ========    ========
Fully diluted earnings per share......................................... $    0.00    $   0.01
                                                                           ========    ========

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 * Dilutive effect of stock options is less than 3%.
** Effect is antidilutive.